Exhibit 99.1

JP Energy Partners LP Announces First Quarter 2015 Financial Results

IRVING, Texas, May 12, 2015 — JP Energy Partners LP (NYSE: JPEP) (“JP Energy”, “we,” “our,” or “us”) today announced first quarter 2015 financial and operating results.

JP Energy reported Adjusted EBITDA of $15.2 million for the first quarter of 2015, compared to $8.5 million for the first quarter of 2014 and reported net income of $0.7 million for the first quarter of 2015, compared to a net loss of $8.6 million for the first quarter of 2014. Distributable Cash Flow was $13.3 million for the first quarter of 2015, resulting in a distribution coverage ratio for the quarter of 1.11x.

“We had a great first quarter and we are on track to meet our full year guidance,” said J. Patrick Barley, Executive Chairman and Chief Executive Officer of JP Energy.  “Our first quarter performance demonstrated the diversity of our operating platform as our NGL business benefited from the lower commodity price environment and even though rig counts fell significantly across all of the major shale plays due to lower crude prices, we still experienced increased volumes through our crude oil gathering platform.  In addition, we also announced three expansions in the first four months of this year; two organic opportunities to expand and improve our Silver Dollar pipeline and an accretive acquisition in the NGL segment. We will continue to execute our business strategy and we look forward to building on the success of the first quarter.”

Review of Segment Performance

NGL Distribution and Sales — Adjusted EBITDA for the NGL Distribution and Sales segment was $12.1 million for the first quarter of 2015, compared to $5.3 million for the first quarter of 2014.  The increase was primarily due to a $6.9 million increase in adjusted gross margin as a result of an increase in sales volumes from the expansion of our customer base as well as an increase in the average sales margin of NGL and refined products from more favorable market conditions.

Crude Oil Pipelines and Storage — Adjusted EBITDA for the Crude Oil Pipelines and Storage segment was $5.5 million for the first quarter of 2015, compared to $5.0 million for the first quarter of 2014.  The increase was primarily due to a $0.6 million increase in adjusted gross margin as a result of significantly increased volumes from the expansion of the Silver Dollar Pipeline System in the fourth quarter of 2014.

Crude Oil Supply and Logistics — Adjusted EBITDA for the Crude Oil Supply and Logistics segment was $2.0 million for the first quarter of 2015, compared to $0.7 million for the first quarter of 2014.  The increase was primarily due to a $1.9 million increase in adjusted gross margin in the Permian Basin related to the expansion of the Silver Dollar Pipeline System in the fourth quarter of 2014.  This was partially offset by higher operating expenses and lower margin per barrel due to the competitive environment.

Refined Products Terminals and Storage — Adjusted EBITDA for the Refined Products Terminals and Storage segment was $2.8 million for the first quarter of 2015, compared to $4.9 million for the first quarter of 2014.  The decrease was primarily due to a $2.2 million decrease in adjusted gross margin from lower volumes and realized prices for refined products sold.

Cash Distributions

On April 28, 2015, JP Energy announced that it would pay on May 14, 2015, to unitholders of record on May 7, 2015, a cash distribution of $0.3250 per common and subordinated unit for the three month period ended March 31, 2015.

Earnings Conference Call Information

We will hold a conference call on Wednesday, May 13, 2015, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss our first quarter 2015 financial results. The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13607518. The replay of the conference call will be available for approximately two weeks following the call.

Interested parties may also listen to a simultaneous webcast of the call on our website at www.jpenergypartners.com under the “Investors” section. A replay of the webcast will also be available for approximately two weeks following the call.

About JP Energy Partners LP

JP Energy Partners LP (JPEP) is a publicly traded, growth-oriented limited partnership that owns, operates, develops and acquires a diversified portfolio of midstream energy assets. Our operations currently consist of: (i) crude oil pipelines and storage; (ii) crude oil supply and logistics; (iii) refined products terminals and storage; and (iv) NGL distribution and sales, which together provide midstream infrastructure solutions for the growing supply of crude oil, refined products and NGLs in the United States. To learn more, please visit our website at www.jpenergypartners.com.

Use of Non-GAAP Financial Measures

Adjusted EBITDA, distributable cash flow and adjusted gross margin are supplemental, non-GAAP financial measures used by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•                  our operating performance as compared to those of other companies in the midstream sector, without regard to financing methods, historical cost basis or capital structure;

•                  the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•                  our ability to incur and service debt and fund capital expenditures; and

•                  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

We believe that the presentation of Adjusted EBITDA, distributable cash flow and adjusted gross margin provides information useful to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income (loss) and cash flow from operating activities, respectively, and the GAAP measure most directly comparable to adjusted gross margin is operating income (loss). These non-GAAP measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures exclude some, but not all, items that affect the most directly comparable GAAP financial measure. Because Adjusted EBITDA, distributable cash flow and adjusted gross margin may be defined differently by other companies in the our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

We define Adjusted EBITDA as net income (loss) plus (minus) interest expense (income), income tax expense (benefit), depreciation and amortization expense, asset impairments, (gains) losses on asset sales, certain non-cash charges such as non-cash equity compensation, non-cash vacation expense, non-cash (gains) losses on commodity derivative contracts (total (gain) loss on commodity derivatives less net cash flow associated with commodity derivatives settled during the period) and selected (gains) charges and transaction costs that are unusual or non-recurring. We define distributable cash flow as Adjusted EBITDA less net cash interest paid, income taxes paid and maintenance capital expenditures. We define adjusted gross margin as total revenues minus cost of sales, excluding depreciation and amortization, and certain non-cash charges such as non-cash vacation expense and non-cash gains (losses) on derivative contracts (total gain (losses) on commodity derivatives less net cash flow associated with commodity derivatives settled during the period).

Forward-Looking Statements

Disclosures in this press release contain “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.  While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to the price of, and the demand for, crude oil, refined products and NGLs in the markets we serve; the volumes of crude oil that we gather, transport and store, the throughput volumes at our refined products terminals and our NGL sales volumes; the fees we receive for the crude oil, refined products and NGL volumes we handle; pressures from our competitors, some of which may have significantly greater resources than us; the cost of propane that we buy for resale, including due to disruptions in its supply, and whether we are able to pass along cost increases to our customers; competitive pressures from other energy sources such as natural gas, which could reduce existing demand for propane; the risk of contract cancellation, non-renewal or failure to perform by our customers, and our inability to replace such contracts and/or customers; leaks or releases of hydrocarbons into the environment that result in significant costs and liabilities; the level of our operating, maintenance and general and administrative expenses; regulatory action affecting our existing contracts, our operating costs or our operating flexibility; failure to secure or maintain contracts with our largest customers, or non-performance of any of those customers under the applicable contract; competitive conditions in our industry; changes in the long-term supply of and demand for oil and natural gas; volatility of fuel prices; actions taken by our customers, competitors and third-party operators; our ability to complete growth projects on time and on budget; inclement or hazardous weather conditions, including flooding, and the physical impacts of climate change; environmental hazards; industrial accidents; changes in laws and regulations (or the interpretation thereof) related to the transportation, storage or terminaling of crude oil and refined products or the distribution and sales of NGLs; fires, explosions or other accidents; the effects of future litigation; and other factors discussed from time to time in each of our documents and reports filed with the Securities and Exchange Commission. Any forward-looking statement applies only as of the date on which such statement is made and we do not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contacts:

Investor Relations, 866-912-3714

investorrelations@jpep.com

Source: JP Energy Partners LP

JP ENERGY PARTNERS LP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31,	December 31,
	2015	2014
	(in thousands, except unit data)
ASSETS

Current assets
Cash and cash equivalents	$2,152	$3,325
Restricted cash	600	600
Accounts receivable, net	84,915	108,725
Receivables from related parties	8,497	10,548
Inventory	30,938	20,826
Prepaid expenses and other current assets	11,659	4,915
Total Current Assets	138,761	148,939

Non-current assets
Property, plant and equipment, net	272,645	262,148
Goodwill	248,721	248,721
Intangible assets, net	143,979	148,311
Deferred financing costs and other assets, net	4,848	5,054
Total Non-Current Assets	670,193	664,234
Total Assets	$808,954	$813,173

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities
Accounts payable	$73,468	$88,052
Accrued liabilities	24,773	28,971
Capital leases and short-term debt	305	229
Customer deposits and advances	2,255	5,050
Current portion of long-term debt	386	383
Total Current Liabilities	101,187	122,685

Non-current liabilities
Long-term debt	110,995	84,125
Other long-term liabilities	4,868	5,683
Total Liabilities	217,050	212,493

Commitments and Contingencies

Partners’ capital
General partner interest	1,350	—
Common units (21,852,219 units authorized; 18,198,894 and 18,209,519 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	310,488	315,630
Subordinated units (18,197,249 units authorized; 18,153,897 and 18,197,249 units issued and outstanding as of March 31, 2015 and December 31, 2014, respectively)	280,066	285,050
Total Partners’ Capital	591,904	600,680
Total Liabilities and Partners’ Capital	$808,954	$813,173

JP ENERGY PARTNERS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

 (Unaudited)

	Three Months Ended March 31,
	2015	2014
	(in thousands, except unit and per unit data)
REVENUES:
Crude oil sales	$231,917	$341,005
Gathering, transportation and storage fees	6,951	8,096
NGL and refined product sales	54,185	63,801
Refined products terminals and storage fees	3,108	2,663
Other revenues	3,125	3,102
Total revenues	299,286	418,667

COSTS AND EXPENSES:
Cost of sales, excluding depreciation and amortization	254,890	382,889
Operating expense	16,611	16,153
General and administrative	14,475	12,633
Depreciation and amortization	11,339	10,094
Loss on disposal of assets, net	130	356
Total costs and expenses	297,445	422,125

OPERATING INCOME (LOSS)	1,841	(3,458)

OTHER INCOME (EXPENSE)
Interest expense	(1,173)	(3,259)
Loss on extinguishment of debt	—	(1,634)
Other income, net	19	111

LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	687	(8,240)

Income tax (expense) benefit	(22)	57

INCOME (LOSS) FROM CONTINUING OPERATIONS	665	(8,183)

DISCONTINUED OPERATIONS
Net loss from discontinued operations	—	(405)

NET INCOME (LOSS)	$665	$(8,588)

Basic and diluted loss per unit
Net income allocated to common units	$342
Weighted average number of common units outstanding - basic	18,206,669
Weighted average number of common units outstanding - diluted	18,224,336
Basic and diluted income per common unit	$0.02

Net income allocated to subordinated units	$323
Weighted average number of subordinated units outstanding - basic and diluted	18,185,621
Basic and diluted income per subordinated unit	$0.02

Distribution declared per common and subordinated unit	$0.325

JP ENERGY PARTNERS LP

NON-GAAP RECONCILIATIONS

(Unaudited)

	Three months ended March 31,
	2015	2014
	(in thousands)
Segment Adjusted EBITDA
Crude oil pipelines and storage	$5,476	$4,968
Crude oil supply and logistics	1,982	695
Refined products terminals and storage	2,822	4,853
NGLs distribution and sales	12,098	5,252
Discontinued operations	—	79
Corporate and other	(7,189)	(7,349)
Total Adjusted EBITDA	15,189	8,498
Depreciation and amortization	(11,339)	(10,094)
Interest expense	(1,173)	(3,259)
Loss on extinguishment of debt	—	(1,634)
Income tax (expense) benefit	(22)	57
Loss on disposal of assets, net	(130)	(356)
Unit-based compensation	(431)	(282)
Total gain on commodity derivatives	771	135
Net cash (receipts) payments for commodity derivatives settled during the period	3,192	(633)
Non-cash inventory costing adjustment	(2,915)	—
Transaction costs and other	(2,477)	(536)
Discontinued operations	—	(484)
Net income (loss)	$665	$(8,588)

	Three months ended March 31,
	2015	2014
	(in thousands)
Segment Adjusted gross margin
Crude oil pipelines and storage	$6,667	$6,096
Crude oil supply and logistics	4,992	3,070
Refined products terminals and storage	3,632	5,862
NGL distribution and sales	28,358	21,443
Total Adjusted gross margin	43,649	36,471
Operating expenses	(16,611)	(16,153)
General and administrative	(14,475)	(12,633)
Depreciation and amortization	(11,339)	(10,094)
Loss on disposal of assets, net	(130)	(356)
Total gain on commodity derivatives	771	135
Net cash (receipts) payments for commodity derivatives settled during the period	3,192	(633)
Non-cash inventory costing adjustment	(2,915)	—
Other	(301)	(195)
Operating income (loss)	$1,841	$(3,458)

JP ENERGY PARTNERS

NON-GAAP RECONCILIATION (CONTINUED)

(Unaudited)

Three months ended March 31, 2015
(in thousands)
Net cash provided by operating activities	$3,440
Depreciation and amortization	(11,339)
Derivative valuation changes	4,008
Amortization of deferred financing costs	(227)
Unit-based compensation	(431)
Loss on disposal of assets	(130)
Bad debt expense	(467)
Other non-cash items	(71)
Changes in assets and liabilities	5,882
Net income	$665
Depreciation and amortization	11,339
Interest expense	1,173
Income tax expense	22
Loss on disposal of assets, net	130
Unit-based compensation	431
Total gain on commodity derivatives	(771)
Net cash receipts (payments) for commodity derivatives settled during the period	(3,192)
Non-cash inventory costing adjustment	2,915
Transaction costs and other	2,477
Adjusted EBITDA	$15,189
Less:
Cash interest paid, net of interest income	887
Maintenance capital expenditures	990
Distributable cash flow	$13,312
Less:
Distributions	11,966
Amount in excess of distributions	$1,346
Distribution coverage	1.11	x

JP ENERGY PARTNERS

SUPPLEMENTAL OPERATIONAL DATA

(Unaudited)

		Three months ended March 31,
Segment	Key Operational Data	2015	2014	Change

Crude oil pipelines and storage	Crude oil pipeline throughput (Bbls/d)	28,329	18,129	10,200
Crude oil supply and logistics	Crude oil sales (Bbls/d)	73,779	43,356	30,423
Refined products terminals and storage	Terminal and storage throughput (Bbls/d)	63,787	61,619	2,168
NGLs distribution and sales	NGL and refined product sales (Mgal/d)	274	236	38